Exhibit 10.3

FORM OF STOCK UNIT AGREEMENT UNDER THE

NORTHERN TRUST CORPORATION 2002 STOCK PLAN

This Agreement is entered into as of the      day of                     , 200    , between Northern Trust Corporation (“Northern”) and                      (“Participant”).

The Northern Trust Corporation 2002 Stock Plan (“Plan”) provides, in Section 10 of the Plan, for the awarding of Stock Units to participating employees of Northern or its Subsidiaries (collectively, the “Corporation”), as approved by the Compensation and Benefits Committee (“Committee”) of the Board of Directors of Northern.

In the exercise of its discretion under the Plan, the Committee has determined that the Participant should participate in the Plan and receive an award of Stock Units under Section 10 of the Plan, and, accordingly, Northern and the Participant hereby agree as follows:

1.	Grant. Northern hereby grants to the Participant an award of Stock Units, subject to the terms and conditions of the Plan and this Agreement. A Stock Unit is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock pursuant to Paragraph 6 of this Agreement.

2.	Stock Unit Account. Northern shall maintain an account (“Stock Unit Account”) on its books in the name of the Participant which shall reflect the number of Stock Units awarded to the Participant that the Participant is eligible to receive in distribution pursuant to Paragraph 6 of this Agreement.

3.	Dividend Equivalents. Upon the payment of any dividend on Common Stock occurring during the period preceding the distribution of the Participant’s Stock Unit award pursuant to Paragraph 6 of this Agreement, Northern shall promptly pay to the Participant an amount in cash equal in value to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the Stock Units in the Participant’s Stock Unit Account on that date.

4.	Forfeiture. The Stock Units granted to the Participant pursuant to this Agreement shall be forfeited and revert to Northern if prior to the date on which the Stock Units vest pursuant to Paragraph 5 of this Agreement, (i) the Participant violates the non-competition provision of Paragraph 7 of this Agreement, or (ii) except as described in Paragraphs 5 and 8 of this Agreement, the Participant’s employment with the Corporation terminates.

5.	Vesting. The Participant shall become vested in the Stock Units in accordance with the vesting schedule attached as Exhibit A to this Agreement, subject to (i) earlier prorated vesting in accordance with Paragraph 8 of this Agreement upon the Participant’s death, Retirement or Disability (each as defined below), (ii) prorated vesting in accordance with Paragraph 8 of this Agreement in the event that prior to vesting the Participant’s employment with the Corporation has terminated and (a) the Participant is 55 years or older on the date of such termination and (b) the Participant has not violated the non-competition provision of Paragraph 7 of this Agreement during the vesting period (“Vesting Period”), (iii) earlier full vesting in the event of a Change in Control of Northern (as defined in the Plan), or (iv) a determination by the Committee in its sole discretion that earlier prorated or full vesting is appropriate. If the Participant’s employment with the Corporation terminates for any reason other than as set forth above in this Paragraph 5, the Stock Units in the Participant’s Stock Unit Account that have not yet vested shall be forfeited and revert to Northern on such termination date, and Northern shall have no further obligation after such date to pay dividend equivalents pursuant to Paragraph 3 of this Agreement. Northern shall have no further obligation to the Participant under this Agreement following the Participant’s forfeiture of Stock Units.

For purposes of this Agreement, “Retirement” means retirement occurring by reason of the Participant having qualified for a Normal, Early, or Postponed Retirement under The Northern Trust Company Pension Plan.

For purposes of this Agreement, “Disability” means a disability that continues for a period of 12 months or more as defined by Northern Trust’s Managed Disability Program.

6.	Distribution. Except as provided below in this Paragraph 6 or in Paragraphs 9 or 10 of this Agreement, the Participant shall become entitled to the distribution of the Participant’s Stock Units on the Applicable Date in the year in which the Stock Units vest pursuant to Paragraph 5 of this Agreement, and such distribution shall be made to the Participant as soon as practicable thereafter.

In the event of the Participant’s death, the Participant’s beneficiary shall become entitled to the distribution of the Participant’s Stock Units on the Applicable Date immediately after the Participant’s death, and such distribution shall be made (i) as soon as practicable thereafter or on such other date designated by the Participant or the Participant’s beneficiary, but no later than two years after the death of the Participant, and (ii) to such beneficiary and in such proportions as the Participant may designate in writing, and in the absence of a designation, to the following persons in the order indicated below:

•	The Participant’s spouse; if none, then,

•	The Participant’s children (in equal amounts); if none, then,

•	The Participant’s parents (in equal amounts); if none, then,

•	The Participant’s brothers and sisters (in equal amounts); if none, then,

•	The Participant’s estate.

In the event of the Participant’s Retirement or Disability, the Participant shall become entitled to the distribution of the Participant’s Stock Units on the Applicable Date immediately after the Participant’s Retirement or Disability.

Stock Units shall be distributed only in shares of Common Stock so that, pursuant to Paragraph 1 of this Agreement and this Paragraph 6, a Participant shall be entitled to receive one share of Common Stock for each Stock Unit in the Participant’s Stock Unit

Account. No distribution shall be made prior to the first date that shares of Common Stock may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short-swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, Northern may rely upon information reasonably available to it or upon representations of the Participant’s legal or personal representative.

For purposes of this Agreement, “Applicable Date” with respect to a given year means the first trading day of the fourth quarter of that year on which Northern’s trading blackout is not in effect for the Participant, or such other date as the Committee or the Executive Vice President of Human Resources may determine.

7.	Restricted Activity. Despite anything to the contrary in Paragraph 5, 6 or 8 of this Agreement, the Participant’s Stock Units that have not yet vested shall be forfeited and Northern shall have no obligation to distribute the Stock Units to the Participant (or the Participant’s beneficiary) pursuant to Paragraph 6, or to pay any dividend equivalents pursuant to Paragraph 3, if the Participant, at any time since the date of this Agreement, has engaged as an employee, owner (other than as holder or beneficial owner of less than 10% of the outstanding shares of any corporation the shares of which are publicly traded), consultant, or otherwise, without the written consent of Northern, in any line of business which is the same as any line of business then carried on by the Corporation, unless as an employee, consultant or agent of the Corporation. A consent must be requested in advance in writing by the Participant and may be given upon authorization of the Committee and be subject to such terms and conditions as the Committee shall deem advisable. If the Participant shall have so engaged in any such business without such written consent, the Participant’s Stock Units that have not yet vested shall be forfeited by Northern by notice in writing to the Participant at any time within the thirty-day period following the date the Corporation acquires knowledge of the Participant’s violation of this non-competition provision.

8.	Proration. The Participant shall cease to participate in the Plan under this Agreement as of the date of the Participant’s death, Disability or Retirement. If the Participant’s death, Retirement or Disability occurs prior to the end of the Vesting Period, the Participant shall have credited, and be deemed vested in, on such date of death, Retirement or Disability, a number of Stock Units as determined by multiplying the number of Stock Units which would have been distributable to the Participant if the Participant had participated in the Plan under this Agreement for the full Vesting Period, by the ratio of the number of full calendar months of the Participant’s actual participation in the Plan under this Agreement during the Vesting Period to the number of full calendar months in the Vesting Period.

If, prior to the end of the Vesting Period, a Participant’s employment with the Corporation has terminated and (i) the Participant is 55 years or older on the date of such termination and (ii) the Participant has not violated the non-competition provision of Paragraph 7 of this Agreement during the Vesting Period, the Participant shall have credited, and be deemed vested in, on the vesting date of the award, a number of Stock Units as determined by multiplying the number of Stock Units which would have been distributable to the Participant if the Participant had been employed by the Corporation for the full Vesting Period, by the ratio of the number of full calendar months of the Participant’s actual employment by the Corporation under this Agreement during the Vesting Period to the number of full calendar months in the Vesting Period.

9.	Mandatory Deferral. Subject to applicable law, if the Participant is, or in the sole judgment of the Committee is reasonably expected to be, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder (“Section 162(m)”) in the calendar year in which the Participant would otherwise become entitled to the distribution of the Participant’s Stock Units, the Participant shall not become entitled to the distribution of the Participant’s Stock Units until the Applicable Date in the first calendar year thereafter that the Participant is not a “covered employee” under Section 162(m), as determined by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, shall have the right to distribute to the Participant all or any portion of the Stock Units or any deferred Stock Units that it determines is not subject to the deduction limitation of Section 162(m) in a given calendar year, after taking into account all other compensation payable to the Participant for that year that it determines is subject to the deduction limitation of Section 162(m). All determinations relating to “covered employee” status and the application of the deduction limitation of Section 162(m) shall be made by the Committee, in its sole discretion, as promptly as reasonably practical. The provisions of this Paragraph 9 of the Agreement shall not apply following a Change in Control of Northern, and the Participant shall be entitled to the distribution of the Participant’s Stock Units without regard to the Participant’s status as a “covered employee” within the meaning of Section 162(m).

10.	Voluntary Deferral. Subject to applicable law, in addition and subject to any mandatory deferral under Paragraph 9 of this Agreement, the Participant may elect to defer all or any portion of the Stock Units or any deferred Stock Units so that the Participant becomes entitled to the distribution of such Stock Units on the Applicable Date of any year that is (i) no earlier than three calendar years after the Stock Units vest pursuant to Paragraph 5 of this Agreement, and (ii) no later than the fifth calendar year after the Participant’s Retirement. Such distribution shall be made at one time or in up to five annual installments, as the Participant shall have elected. If the Participant has elected installment distribution, the initial installment shall be distributed as soon as practical after the Applicable Date in the first year to which distribution has been deferred, and the remaining installments shall be distributed on each anniversary date of the initial distribution. The Participant shall make the election to defer the Stock Units by filing a deferral election form with the Committee prior to the first day of the calendar year in which the Participant would otherwise become entitled to the distribution of the Stock Units or by such other date as the Committee may from time to time establish.

11.	Delivery of Shares. Northern shall not be required to issue or deliver any shares of Common Stock pending compliance with applicable federal and state securities laws (including any registration required) and compliance with applicable stock exchange rules and practices. Northern shall use its reasonable efforts to cause compliance with those laws, rules and practices.

12.	Adjustment. The Stock Units provided herein are subject to adjustment in accordance with the provisions of Section 11 of the Plan.

13.	No Right to Employment. Nothing in the Plan or this Agreement shall be construed as creating any right in the Participant to continued employment or as altering or amending the existing terms and conditions of employment of the Participant except as otherwise specifically provided in this Agreement.

14.	Nontransferability. No interest hereunder of the Participant is transferable except as provided in this Agreement.

15.	Withholding. Northern shall have the right to deduct from any distribution made hereunder in cash any sum required to be withheld by Northern for federal, state or local taxes. In the case of any distribution made hereunder in shares of Common Stock, Northern requires as a condition of distribution that the Participant or the Participant’s beneficiary pay Northern the amount which Northern determines to be required to be withheld for federal, state or local taxes. Unless the Participant otherwise elects, the tax withholding obligation with respect to shares of Common Stock shall be satisfied by Northern’s withholding a portion of such shares otherwise distributable to the Participant. The Participant may elect to satisfy the tax withholding obligation by the delivery to Northern of shares of Common Stock acceptable to the Corporation. Any shares withheld or delivered shall be valued at their fair market value as of the date of distribution.

16.	Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan (including continued shareholder approval of the Plan), together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

17.	No Rights as Shareholder. Except as provided herein, the Participant will have no rights as a shareholder with respect to the Stock Units.

18.	Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan, this Agreement or any guidelines shall be final. This Agreement shall be construed under the laws of the State of Illinois without regard to the conflict of law provisions of any state. Capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Plan.

19.	Sole Agreement. This Agreement, together with (a) the “Addendum to Award Agreements under the Plan” that is attached hereto and made an integral part hereof and (b) the Plan, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by the party to be bound. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors.

IN WITNESS WHEREOF, the Participant and Northern Trust Corporation by its duly authorized officer have signed this Agreement the day and year first written above.

Northern Trust Corporation

By:
Its Chairman and Chief Executive Officer

Participant

Exhibit A

Your Stock Units will vest according to the following schedule:

Vesting Date	Vesting Percentage

A-1